Exhibit 2

2014

FIRST QUARTER RESULTS

Stock Listing Information

Colombian Stock Exchange S.A.

Ticker: CLH

Investor Relations

Patricio Treviño Garza

+57 (1) 603-9823

E-mail: patricio.trevinog@cemex.com

CEMEX LATAM HOLDINGS

CEMEX LATAM HOLDINGS

OPERATING AND FINANCIAL HIGHLIGHTS

January – March First Quarter

2014 2013 % Var. 2014 2013 % Var.

Consolidated cement volume

(thousand of metric tons) 1,967 1,691 16% 1,967 1,691 16% Consolidated domestic gray cement volume (thousand of metric tons) 1,734 1,505 15% 1,734 1,505 15% Consolidated ready-mix volume (thousand of cubic meters) 819 708 16% 819 708 16% Consolidated aggregates volume (thousand of metric tons) 1,947 1,547 26% 1,947 1,547 26% Net sales 423 383 10% 423 383 10% Gross profit 208 213 (2%) 208 213 (2%) Gross profit margin 49.2% 55.6% (6.4pp) 49.2% 55.6% (6.4pp) Operating earnings before other expenses, net 118 118 0% 118 118 0% Operating earnings before other expenses, net, margin 27.9% 30.7% (2.8pp) 27.9% 30.7% (2.8pp) Controlling interest net income 55 26 108% 55 26 108% Operating EBITDA 141 141 0% 141 141 0% Operating EBITDA margin 33.4% 36.7% (3.3pp) 33.4% 36.7% (3.3pp) Free cash flow after maintenance capital expenditures 80 51 57% 80 51 57% Free cash flow 75 40 86% 75 40 86% Net debt 1,234 1,514 (18%) 1,234 1,514 (18%) Total debt 1,292 1,582 (18%) 1,292 1,582 (18%) Earnings per share 0.10 0.05 107% 0.10 0.05 107% Shares outstanding at end of period 556 556 0% 556 556 0% Employees 4,382 3,561 23% 4,382 3,561 23% In millions of US dollars, except percentages, employees, and per-share amounts. Shares outstanding at the end of period are presented in millions.

Consolidated net sales in the first quarter of 2014 increased to US$423 distribution expenses as well as by the effect of the reclassification of million, representing a 10% growth when compared to the first quarter distribution expenses related to cement and aggregates sales to our of 2013. The increase in net sales is mainly explained by higher ready-mix concrete unit, from operating expenses to cost of sales. construction activity driving volume growth in several of our markets.

Operating EBITDA during the first quarter reached US$141 million, Adjusting for additional working days and foreign exchange remaining flat compared to the first quarter of 2013. Adjusting for fluctuations in 1Q14, net sales increased by 15% compared to 1Q13. additional working days and foreign exchange fluctuations in 1Q14, Cost of sales as a percentage of net sales increased by 6.4pp during the operating EBITDA increased by 5%. first quarter of 2014 compared to the same period last year, from Operating EBITDA margin during the first quarter of 2014 declined by 44.4% to 50.8%. This increase is explained by higher maintenance costs 3.3pp, compared to the first quarter of 2013. This decline is explained in Colombia, Panama and Costa Rica. In addition, operating expenses in mainly by higher maintenance costs in Colombia, Panama and Costa 1Q13 included distribution expenses related to cement and aggregates Rica. sales to our ready-mix business, which in 1Q14 are presented as cost of sales. Controlling interest net income during the first quarter of 2014 reached US$54.6 million, increasing by 108% compared to the first Operating expenses as a percentage of net sales during the first quarter of 2013. quarter of 2014 declined by 3.6pp from 24.9% to 21.3% compared to the same period a year ago. This decline is explained by lower Total debt at the end of the first quarter of 2014 was US$1,292 million. Please refer to definition of terms and disclosure for presentation of financial and operating information.

2014 First Quarter Results Page 2

CEMEX LATAM HOLDINGS

OPERATING RESULTS

Colombia January – March First Quarter 2014 2013 % Var. 2014 2013 % Var.

Net sales 242 209 16% 242 209 16% Operating EBITDA 93 87 6% 93 87 6% Operating EBITDA margin 38.2% 41.7% (3.5pp) 38.2% 41.7% (3.5pp)

In millions of US dollars, except percentages.

Domestic gray cement Ready-mix Aggregates Year-over-year percentage January – March First Quarter January – March First Quarter January – March First Quarter variation 2014 2014 2014 2014 2014 2014

Volume 34% 34% 23% 23% 38% 38% Price (USD) (12%) (12%) (9%) (9%) (11%) (11%) Price (local currency) (2%) (2%) 2% 2% (1%) (1%)

In Colombia, during the first quarter our domestic gray cement, ready-mix and aggregates volumes increased by 34%, 23% and 38%, respectively, compared to the first quarter of 2013.

Construction activity in the first quarter was driven by formal housing, benefiting from the government-sponsored subsidy program for middle-income housing and the 100-thousand free-home program. Infrastructure was also an important driver for demand of our products with several ongoing projects that were awarded in past years.

Panama January – March First Quarter 2014 2013 % Var. 2014 2013 % Var.

Net sales 76 72 5% 76 72 5% Operating EBITDA 32 34 (5%) 32 34 (5%) Operating EBITDA margin 42.5% 46.8% (4.3pp) 42.5% 46.8% (4.3pp) In millions of US dollars, except percentages.

Domestic gray cement Ready-mix Aggregates Year-over-year percentage January – March First Quarter January – March First Quarter January – March First Quarter variation 2014 2014 2014 2014 2014 2014

Volume (17%) (17%) 7% 7% 6% 6% Price (USD) 16% 16% 2% 2% 0% 0% Price (local currency) 16% 16% 2% 2% 0% 0% In Panama during the first quarter our ready-mix and aggregates volumes increased by 7% and 6%, respectively, while our cement volumes declined by 17%, on a year-over-year basis.

The residential sector, along with several commercial and ongoing infrastructure projects like Corredor Norte, supported demand of our products during the quarter. Our cement volume decline was attributed to lower consumption from the Panama Canal expansion project.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2014 First Quarter Results Page 3

OPERATING RESULTS

CEMEX LatAm Holdings

Costa Rica

	January – March			First Quarter		
	2014	2013	% Var.	2014	2013	% Var.
Net sales	35	35	2%	35	35	2%
Operating EBITDA	15	15	(3%)	15	15	(3%)
Operating EBITDA margin	41.6%	43.7%	(2.1pp)	41.6%	43.7%	(2.1pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-mix		Aggregates	
Year-over-year percentage variation	January –March 2014	First Quarter 2014	January – March 2014	First Quarter 2014	January – March 2014	First Quarter 2014
Volume	14%	14%	(17%)	(17%)	(11%)	(11%)
Price (USD)	(2%)	(2%)	2%	2%	(2%)	(2%)
Price (local currency)	5%	5%	9%	9%	5%	5%

In Costa Rica, our cement volumes in the quarter increased by 14%, while our ready-mix and aggregates volumes decreased by 17% and 11%, respectively, on a year-over-year basis.

During the first quarter our cement volumes continued with a solid performance driven by highway infrastructure projects. Our ready-mix and aggregates volumes in the quarter were affected by the conclusion of several projects.

Rest of CLH

	January – March			First Quarter		
	2014	2013	% Var.	2014	2013	% Var.
Net sales	70	71	(2%)	70	71	(2%)
Operating EBITDA	19	19	(3%)	19	19	(3%)
Operating EBITDA margin	27.1%	27.3%	(0.2pp)	27.1%	27.3%	(0.2pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-mix		Aggregates	
Year-over-year percentage variation	January – March 2014	First Quarter 2014	January – March 2014	First Quarter 2014	January – March 2014	First Quarter 2014
Volume	3%	3%	(2%)	(2%)	(2%)	(2%)
Price (USD)	(6%)	(6%)	2%	2%	(1%)	(1%)
Price (local currency)	(1%)	(1%)	3%	3%	4%	4%

In the Rest of CLH region, which includes our operations in Nicaragua, Guatemala, El Salvador and Brazil, during the first quarter of 2014 our domestic gray cement volumes increased by 3%, while both our ready-mix and aggregates volumes declined by 2%, compared to the first quarter of 2013.

The positive performance in our cement volumes in Nicaragua, Guatemala and El Salvador compensated weak demand conditions in Brazil. The infrastructure and the industrial-and-commercial sectors remained the main drivers for demand of our products.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2014 First Quarter Results Page 4

OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION

CEMEX LatAm Holdings

Operating EBITDA and free cash flow

	January – March			First Quarter		
	2014	2013	% Var	2014	2013	% Var
Operating earnings before other expenses, net	118	118	0%	118	118	0%
+ Depreciation and operating amortization	23	23		23	23	
Operating EBITDA	**141**	**141**	**0%**	**141**	**141**	**0%**
- Net financial expense	24	29		24	29	
- Capital expenditures for maintenance	9	3		9	3	
- Change in working capital	7	40		7	40	
- Taxes paid	21	18		21	18	
- Other cash items (net)	0	(0)		0	(0)	
Free cash flow after maintenance capital expenditures	**80**	**51**	**57%**	**80**	**51**	**57%**
- Strategic capital expenditures	5	11		5	11	
Free cash flow	**75**	**40**	**86%**	**75**	**40**	**86%**

In millions of US dollars.

The free cash flow generated during the quarter was used to reduce debt.

Information on Debt

	First Quarter			Fourth Quarter
	2014	2013	% Var	2013
Total debt [1][2]	**1,292**	**1,582**	**(18%)**	**1,381**
Short- term	27%	13%		19%
Long -term	73%	87%		81%
Cash and cash equivalents	**58**	**68**	**(15%)**	**77**
Net debt	**1,234**	**1,514**	**(18%)**	**1,304**

	First Quarter	
	2014	2013
Currency denomination		
US dollar	98%	95%
Colombian peso	2%	5%
Interest rate		
Fixed	80%	80%
Variable	20%	20%

In millions of US dollars, except percentages.

[1] Includes capital leases, in accordance with International Financial Reporting Standards (IFRS).
[2] Represents the consolidated balances of CLH and subsidiaries.

Please refer to definition of terms and disclosure for presentation of financial information.

2014 First Quarter Results

Page 5

OPERATING RESULTS

CEMEX LatAm Holdings

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
(Thousands of U.S. Dollars, except per share amounts)

	January – March			First Quarter		
INCOME STATEMENT	2014	2013	% Var.	2014	2013	% Var.
Net Sales	422,753	383,342	10%	422,753	383,342	10%
Cost of Sales	(214,748)	(170,330)	(26%)	(214,748)	(170,330)	(26%)
Gross Profit	**208,006**	**213,012**	**(2%)**	**208,006**	**213,012**	**(2%)**
Operating Expenses	(89,939)	(95,504)	6%	(89,939)	(95,504)	6%
Operating Earnings Before Other Expenses, Net	**118,067**	**117,508**	**0%**	**118,067**	**117,508**	**0%**
Other expenses, Net	(224)	(2,432)	91%	(224)	(2,432)	91%
Operating Earnings	**117,843**	**115,076**	**2%**	**117,843**	**115,076**	**2%**
Financial Expenses	(24,403)	(29,400)	17%	(24,403)	(29,400)	17%
Other Income (Expenses), Net	854	(2,437)	NA	854	(2,437)	NA
Net Income Before Income Taxes	**94,294**	**83,239**	13%	**94,294**	**83,239**	13%
Income Tax	(39,474)	(56,724)	30%	(39,474)	(56,724)	30%
Consolidated Net Income	**54,820**	**26,515**	**107%**	**54,820**	**26,515**	**107%**
Non-controlling Interest Net Income	200	233	(14%)	200	233	(14%)
CONTROLLING INTEREST NET INCOME	**54,620**	**26,282**	**108%**	**54,620**	**26,282**	**108%**
Operating EBITDA	**140,999**	**140,736**	**0%**	**140,999**	**140,736**	**0%**
Earnings per share	**0.10**	**0.05**	**107%**	**0.10**	**0.05**	**107%**

BALANCE SHEET	As of March 31 2014	As of March 31 2013
Total Assets	**3,812,871**	**3,935,352**
Cash and Temporary Investments	57,906	67,880
Trade Accounts Receivables	172,965	107,883
Other Receivables	92,248	79,000
Inventories	113,215	93,398
Other Current Assets	29,553	32,001
Current Assets	**465,887**	**380,162**
Fixed Assets	1,182,463	1,209,858
Other Assets	2,164,521	2,345,332
Total Liabilities	**2,454,102**	**2,666,545**
Current Liabilities	686,128	522,469
Long-Term Liabilities	1,755,529	2,125,096
Other Liabilities	12,446	18,980
Consolidated Stockholders' Equity	**1,358,769**	**1,268,807**
Non-controlling Interest	5,660	5,702
Stockholders' Equity Attributable to Controlling Interest	1,353,109	1,263,105

Please refer to definition of terms and disclosure for presentation of financial information.

2014 First Quarter Results

Page 6

OPERATING RESULTS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
(Millions of Colombian Pesos in nominal terms, except per share amounts)

	January – March			First Quarter		
INCOME STATEMENT	2014	2013	% Var.	2014	2013	% Var.
Net Sales	849,516	692,809	23%	849,516	692,809	23%
Cost of Sales	(431,532)	(307,835)	(40%)	(431,532)	(307,835)	(40%)
Gross Profit	**417,984**	**384,974**	**9%**	**417,984**	**384,974**	**9%**
Operating Expenses, net	(180,731)	(172,603)	(5%)	(180,731)	(172,603)	(5%)
Operating Earnings Before Other Expenses, Net	**237,253**	**212,371**	**12%**	**237,253**	**212,371**	**12%**
Other Expenses, Net	(449)	(4,395)	90%	(449)	(4,395)	90%
Operating Earnings	**236,804**	**207,975**	**14%**	**236,804**	**207,975**	**14%**
Financial Expenses	(49,038)	(53,134)	8%	(49,038)	(53,134)	8%
Other Income (Expenses) Financial, net	1,716	(4,405)	NA	1,716	(4,405)	NA
Net Income Before Income Taxes	**189,482**	**150,437**	**26%**	**189,482**	**150,437**	**26%**
Income Tax	(79,322)	(102,517)	23%	(79,322)	(102,517)	23%
Consolidated Net Income	**110,161**	**47,920**	**130%**	**110,161**	**47,920**	**130%**
Non-controlling Interest Net Income	402	421	(4%)	402	421	(4%)
CONTROLLING INTEREST NET INCOME	**109,759**	**47,499**	**131%**	**109,759**	**47,499**	**131%**
Operating EBITDA	283,335	254,350	11%	283,335	254,350	11%
Earnings per share	198.11	86.18	130%	198.11	86.18	130%

BALANCE SHEET	As of March 31 2014	As of March 31 2013
Total Assets	**7,493,512**	**7,210,352**
Cash and Temporary Investments	113,805	124,369
Trade Accounts Receivables	339,931	197,664
Other Receivables	181,298	144,744
Inventories	222,503	171,124
Other Current Assets	58,081	58,631
Current Assets	**915,617**	**696,532**
Fixed Assets	2,323,918	2,216,703
Other Assets	4,253,977	4,297,117
Total Liabilities	**4,823,096**	**4,885,643**
Current Liabilities	1,348,461	957,267
Long-Term Liabilities	3,450,176	3,893,601
Other Liabilities	24,459	34,775
Consolidated Stockholders' Equity	**2,670,416**	**2,324,709**
Non-controlling Interest	11,125	10,447
Stockholders' Equity Attributable to Controlling Interest	**2,659,292**	**2,314,262**

Please refer to definition of terms and disclosure for presentation of financial information.

2014 First Quarter Results Page 7

CEMEX LATAM HOLDINGS

OPERATING RESULTS

Operating Summary per Country

In thousands of U.S. dollars. EBITDA margin as a percentage of net sales.

January – March First Quarter

2014 2013 2014 2013

NET SALES % Var. % Var.

Colombia 242,394 208,897 16% 242,394 208,897 16%

Panama 76,115 72,453 5% 76,115 72,453 5% Costa Rica 35,467 34,890 2% 35,467 34,890 2% Rest of CLH 69,830 71,129 (2%) 69,830 71,129 (2%) Others and intercompany eliminations (1,051) (4,026) (74%) (1,051) (4,026) (74%)

TOTAL 422,754 383,343 10% 422,754 383,343 10%

GROSS PROFIT

Colombia 127,598 130,897 (3%) 127,598 130,897 (3%)

Panama 35,269 37,070 (5%) 35,269 37,070 (5%) Costa Rica 18,124 18,798 (4%) 18,124 18,798 (4%) Rest of CLH 23,972 24,040 (0%) 23,972 24,040 (0%) Others and intercompany eliminations 3,043 2,207 38% 3,043 2,207 38%

TOTAL 208,006 213,012 (2%) 208,006 213,012 (2%)

OPERATING EARNINGS BEFORE OTHER EXPENSES, NET

Colombia 84,550 79,426 6% 84,550 79,426 6% Panama 28,142 29,450 (4%) 28,142 29,450 (4%) Costa Rica 13,006 13,395 (3%) 13,006 13,395 (3%) Rest of CLH 17,814 18,167 (2%) 17,814 18,167 (2%)

Others and intercompany eliminations (25,446) (22,930) (11%) (25,446) (22,930) (11%)

TOTAL 118,066 117,508 0% 118,066 117,508 0%

OPERATING EBITDA

Colombia 92,617 87,202 6% 92,617 87,202 6% Panama 32,344 33,912 (5%) 32,344 33,912 (5%) Costa Rica 14,748 15,263 (3%) 14,748 15,263 (3%) Rest of CLH 18,890 19,402 (3%) 18,890 19,402 (3%)

Others and intercompany eliminations (17,600) (15,043) (17%) (17,600) (15,043) (17%)

TOTAL 140,999 140,736 0% 140,999 140,736 0%

OPERATING EBITDA MARGIN

Colombia 38.2% 41.7% 38.2% 41.7% Panama 42.5% 46.8% 42.5% 46.8% Costa Rica 41.6% 43.7% 41.6% 43.7% Rest of CLH 27.1% 27.3% 27.1% 27.3%

TOTAL 33.4% 36.7% 33.4% 36.7%

Please refer to definition of terms and disclosure for presentation of financial information.

2014 First Quarter Results Page 8

OPERATING RESULTS

CEMEX LatAm Holdings

Volume Summary

CLH volume summary

Cement and aggregates: Thousands of metric tons.

Ready-mix: Thousands of cubic meters.

	January – March			First Quarter		
	2014	2013	% Var.	2014	2013	% Var.
Total cement volume [1]	1,967	1,691	16%	1,967	1,691	16%
Total domestic gray cement volume	1,734	1,505	15%	1,734	1,505	15%
Total ready-mix volume	819	708	16%	819	708	16%
Total aggregates volume	1,947	1,547	26%	1,947	1,547	26%

Per-country volume summary

	January - March	First Quarter	First Quarter 2014 Vs.
DOMESTIC GRAY CEMENT VOLUME	2014 Vs. 2013	2014 Vs. 2013	Fourth Quarter 2013
Colombia	34%	34%	4%
Panama	(17%)	(17%)	(16%)
Costa Rica	14%	14%	(4%)
Rest of CLH	3%	3%	7%
READY-MIX VOLUME			
Colombia	23%	23%	3%
Panama	7%	7%	8%
Costa Rica	(17%)	(17%)	(10%)
Rest of CLH	(2%)	(2%)	(3%)
AGGREGATES VOLUME			
Colombia	38%	38%	(0%)
Panama	6%	6%	9%
Costa Rica	(11%)	(11%)	(3%)
Rest of CLH	(2%)	(2%)	11%

[1] Consolidated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker.
Please refer to definition of terms and disclosure for presentation of operating results.

2014 First Quarter Results Page 9

OPERATING RESULTS

CEMEX LatAm Holdings

Price Summary

Variation in U.S. Dollars

DOMESTIC GRAY CEMENT PRICE	January - March 2014 Vs. 2013	First Quarter 2014 Vs. 2013	First Quarter 2014 Vs. Fourth Quarter 2013
Colombia	(12%)	(12%)	(6%)
Panama	16%	16%	15%
Costa Rica	(2%)	(2%)	(0%)
Rest of CLH (*)	(6%)	(6%)	0%

READY-MIX PRICE			
Colombia	(9%)	(9%)	(4%)
Panama	2%	2%	2%
Costa Rica	2%	2%	(6%)
Rest of CLH (*)	2%	2%	6%

AGGREGATES PRICE			
Colombia	(11%)	(11%)	2%
Panama	0%	0%	1%
Costa Rica	(2%)	(2%)	(5%)
Rest of CLH (*)	(1%)	(1%)	14%

Variation in Local Currency

DOMESTIC GRAY CEMENT PRICE	January - March 2014 Vs. 2013	First Quarter 2014 Vs. 2013	First Quarter 2014 Vs. Fourth Quarter 2013
Colombia	(2%)	(2%)	(1%)
Panama	16%	16%	15%
Costa Rica	5%	5%	7%
Rest of CLH (*)	(1%)	(1%)	1%

READY-MIX PRICE			
Colombia	2%	2%	1%
Panama	2%	2%	2%
Costa Rica	9%	9%	1%
Rest of CLH (*)	3%	3%	5%

AGGREGATES PRICE			
Colombia	(1%)	(1%)	7%
Panama	0%	0%	1%
Costa Rica	5%	5%	2%
Rest of CLH (*)	4%	4%	16%

(*) Volume weighted-average price.
Please refer to definition of terms and disclosure for presentation of operating results.

2014 First Quarter Results Page 10

CEMEX LATAM HOLDINGS

OTHER ACTIVITIES AND INFORMATION

Tax Regime

In accordance with article 118 of the Royal Legislative Decree 4/2004 of March 5, which approves the consolidated text of the Corporate Income Tax Law, CEMEX Latam Holdings, S.A. (“CLH” or the “Company”) notifies its shareholders that as of March 31, 2014, the Company maintains its status as an Entity Holding Foreign Securities

(Entidad de Tenencia de Valores Extranjeros), therefore being subject to the special tax regime regulated in Chapter XIV of said Law which was adopted by the Company on November 28, 2012.

Additionally and in accordance with the provisions of paragraph 3 of the abovementioned article, if requested, the Company will provide its shareholders with any information that is necessary for them to comply with the tax obligations set out in said article.

CLH to participate in the construction of 12,000 houses

On April 7, 2014, CLH announced it expects to participate in the construction of approximately 12,000 sustainable housing units in Latin America during 2014, as part of its continuous effort to strengthen its solutions-based commercial offer.

CLH will use innovative construction systems and specialty concrete products that contribute to increase energy efficiency translating into reduced energy costs for the families living in these houses. Additionally, these specialty concrete products help to optimize the use of natural resources by reducing water consumption in the construction process. The company will also continue working on its social programs focused on sustainable self-construction like Patrimonio Hoy and Bloqueras Solidarias.

Carlos Jacks, CEO of CLH, said: “We are committed with the development of our region and are convinced that by promoting the construction of sustainable housing we are fostering well-being and creating value for all of our stakeholders”.

CLH offers sustainable building solutions with a strategy focused on addressing the demands from society. With a solid commercial offer that combines innovative construction systems with specialty concrete products and an extensive experience in the industry, CLH has participated in important infrastructure and housing projects in the region, promoting the well-being of communities.

2014 First Quarter Results Page 11

CEMEX LATAM HOLDINGS

DEFINITIONS OF TERMS AND DISCLOSURES

Methodology for translation and presentation of results Consolidated financial information

Under IFRS, CLH reports its consolidated results in its functional When reference is made to consolidated financial information means currency, which is the US Dollar, by translating the financial statements the financial information of CLH together with its consolidated of foreign subsidiaries using the corresponding exchange rate at the subsidiaries. reporting date for the balance sheet and the corresponding exchange rates at the end of each month for the income statement. Presentation of financial and operating information Individual information is provided for Colombia, Panama and Costa For the reader’s convenience, Colombian peso amounts for the Rica. consolidated entity are calculated by converting the US dollar amounts Countries in Rest of CLH include Nicaragua, Guatemala, El Salvador and using the closing COP/US$ exchange rate at the reporting date for Brazil. balance sheet purposes, and the average COP/US$ exchange rate for the corresponding period for income statement purposes. The exchange rates used to convert: (i) the balance sheet as of March 31, 2014 and March 31, 2013 was $1,965.32 and $1,832.20 Colombian pesos per US dollar, respectively, and (ii) the consolidated results for the first quarter of 2014 and for the first quarter of 2013 were $2,009.48 and $1,807.29 Colombian pesos per US dollar, respectively. Per-country/region selected financial information of the income statement is presented before corporate charges and royalties which are included under “other and intercompany eliminations.” Exchange rates January – March January – March First quarter 2014 2013 2014 2013 2014 2013 Closing Closing Average Average Average Average Colombian peso 1,965.32 1,832.20 2,009.48 1,807.29 2,009.48 1,807.29

Panama balboa 1 1 1 1 1 1 Costa Rica colon 553.63 504.65 542.27 506.16 542.27 506.16 Euro 0.7259 0.7795 0.7310 0.7589 0.7310 0.7589 Amounts provided in units of local currency per US dollar. 2014 First Quarter Results Page 12

CEMEX LATAM HOLDINGS

DEFINITIONS OF TERMS AND DISCLOSURES

Definition of terms

Free cash flow equals operating EBITDA minus net interest expense, maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation).

Maintenance capital expenditures investments incurred for the purpose of ensuring CLH’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies.

Net debt equals total debt minus cash and cash equivalents.

Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization.

pp equals percentage points.

Strategic capital expenditures investments incurred with the purpose of increasing CLH’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables.

2014 First Quarter Results Page 13